STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

OZ SAFEROOMS TECHNOLOGIES, INC.

Oz Saferooms Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify:

FIRST: That by written consent dated December 19, 2013, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the approval of the amendment by the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

The Article thereof numbered “FIRST” shall be amended to read in its entirety as follows:

FIRST: The name of the corporation shall be Apex 1, Inc.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendment by signing written consents setting forth said amendment and delivered the signed consents to the Corporation as required by the provisions of said Section 228.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of December, 2013

/s/ Andrew J. Zagorski Andrew J. Zagorski President